RED METAL RESOURCES LTD. 1158 Russell Street, Unit D Thunder Bay, ON P7B 5N2

Red Metal Resources signs LOI to sell Chilean Properties

Thunder Bay, Ontario, March 1, 2017 -  Red Metal Resources Ltd. (OTCPINK:RMES) (“Red Metal”) is pleased to announce that it has signed a Letter of Intent (the”LOI”) with Power Americas Minerals Corp. (“Power Americas”) to sell on the exercise of three separate options a one hundred percent (100%) interest in the Farellon Property, a one hundred percent (100%) interest in the Perth Property and a one hundred percent (100%) interest in the Mateo Property. The three projects are located 150 km southwest of Copiapo, Chile, in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile's coastal Cordillera, host to the Mantoverde mine and Lundin Mining Corporation's Candelaria mine.

Option Terms

Pursuant to the LOI, Power Americas can acquire 100% of Red Metal’s Farellon, Perth, and Mateo Properties in exchange for aggregate consideration of twenty-five million (25,000,000) common shares of Power Americas Minerals Corp. and a one-time payment of US$250,000.

The completion of the transaction is subject to a number of conditions including, but not limited to, TSX Venture Exchange (“TSXV”) approval.

Power Americas may exercise the first option (the “First Option”) to acquire a one hundred percent (100%) interest in the Farellon Property by issuing ten million (10,000,000) common shares in the capital of Power Americas and making a one-time cash payment of US$250,000 to Red Metal within 5 business days of receiving acceptance by the TSX Venture Exchange (the “TSXV”) to the transaction.

Provided Power Americas exercises the First Option it may exercise an additional option (the “Second Option”) and earn an undivided 100% interest in the Perth Property by issuing to Red Metal ten million (10,000,000) common shares in the capital of Power Americas or ten million (10,000,000) Special Warrants within six months from the date the First Option has been exercised. Each Special Warrant will be exercisable into one common share in the capital of Power Americas without further consideration.

Subject to Power Americas exercising the Second Option it may exercise the final option (the “Third Option”) and earn an undivided 100% interest in the Mateo Property by issuing to Red Metal five million (5,000,000) common shares in the capital of Power Americas or five million (5,000,000) Special Warrants within six months from the date the Second Option has been exercised. Each Special Warrant will be exercisable into one common share in the capital of Power Americas without further consideration. There are no work commitments with any of the Property Option Agreements.

Farellon Property

The Farellon Property includes a 100% interest in six claims and an option to earn a 100% interest in two additional claims. Two claims on the Farellon Property have remaining payments of US$75,000 each to the underlying vendors. The property is located 150 km southwest of Copiapo, Chile, and consists of a total of 1,234 hectares in the Carrizal Alto mining district, more precisely 3 km southwest of the historic Carrizal Alto mine. It is easily accessible year-round by dirt roads and is located in close proximity to power, water and a major urban centre, Copiapo, with a readily available mining workforce. The eight mining claims have net smelter royalties (“NSR”) of 2.5% registered to a variety of holders, with an option to buy back up to 1.5% of all NSR’s for an aggregate payments of US$3,850,000.

Historical records indicate that copper mining commenced at Carrizal Alto in the 1820s and continued on a significant scale, mostly by British companies until 1891 when disastrous flooding occurred and the mines were closed. Historical reports indicate that the larger mines were obtaining good grades over significant widths in the bottom workings at the time of closure.  It is estimated that during this period, over 3 million tonnes of mineralized material with grades in excess of 5% copper and widths of 8 m were extracted, including a large quantity of direct shipping mineralized material at 12% copper (Source: Ulriksen, C. (1991), Carrizal Alto Mining District, Vallenar, III Region, Chile, 7 p.).

Work completed to date on the Farellon Property has been focused on a 1.6 kilometre stretch of mineralized veins hosted in a 10 to 25-metre-wide shear zone, a further 2.5 kilometres of this shear zone have been explored on surface and show similar geology and mineralization on surface as the zone that had been previously drilled. A total of 6,992 metres of drilling has been completed in three programs along a 1.3 km strike length. The property has been primarily explored for copper and gold, but there is unexplored potential for cobalt and silver on the property. The following table summarizes some of the best results obtained to date.

HOLE_ID	From (m)	To (m)	Length (m)	Cu (%)	Au (g/t)
FAR-96-007	25	34	9	1.05	0.38
FAR-96-009	62	65	3	2.24	0.67
FAR-96-009	72	83	24	1.01	0.57
FAR-96-010	45	48	3	1.3	.37
FAR-96-015	59	79	20.98		.99
FAR-96-022	29	39	10	1.31	1.53
FAR-96-022	100	108	8	2.49	3.72
FAR-96-023	132	147	15	1.42	0.60
FAR-96-024	33	36	3	2.89	0.94
FAR-96-025	65	85	20	1.22	0.97
FAR-09-B	75	86	11	0.67	1.35
FAR-09-C	77	82	5	4.16	2.57
FAR-11-001	36	49	13	2.51	0.35
FAR-11-001	36	44	8	3.95	0.53
FAR-11-001	37	43	6	5.09	0.64
FAR-11-006	80	112	32	1.35	0.99
FAR-11-006	84	96	12	2.18	2.10
FAR-13-002	47	54	7	2.15	0.28

The table above shows grades and widths of mineralization which are consistent with historic drilling results and have also given valuable geological information showing multiple veins and the potential for wide zones of economic mineralization. The true width of the drill hole intersections cannot be determined from the information available, as it was RC drilling.

In 2014, Red Metal entered into a contract with a Chilean artisanal miner allowing the artisanal miner to mine on the Farellon property in return for a 10% net sales royalty. In January 2015, the artisanal miner began selling mineralized material to ENAMI, a Chilean national mining company, and to date has sold approximately 10,000 tonnes of sulphide mineralized material grading 1.82% Cu, 6.56 g/t Ag and 0.25 g/t Au, as well as 1,813 tonnes of oxide mineralized material grading 1.56% Cu. (Source: RMES Annual and Quarterly Reports).

Perth Property

The Perth Property consists of 12 mining claims totaling 2,245 hectares in the Carrizal Alto mining district. It is contiguous to the Farellon Property, but geologically different. The property will have a 2.5% NSR on it with an option to buy back up to 1.5% of the NSR for aggregate payments of US$1,000,000.

The property has been known to host gold and copper mineralization since the early 1900’s when it was part of the Carrizal Alto mining complex. Modern exploration on the property started in 2008 and multiple surface mapping, trenching and drilling programs have been completed. More than 12 mineralized veins have been identified on the property. Significant results obtained from surface channel sampling are listed in the table below.

Sample ID	Northing	Easting	Elevation	Length	Au g/t	Cu %
778	6895914.00	308888.00	772	Reconnaissance	16.50	2.87
1962	6893308.58	308065.74	648	1.10	15.26	0.93
1977	6895153.72	308780.84	714	2.10	14.43	0.72
2938	6895006.00	308352.00	888	0.50	14.00	3.62
1960	6893313.57	308068.57	648	1.10	9.77	1.36
2975	6894308.00	308364.00	727	0.40	8.92	1.84
1903	6892715.11	307888.80	588	0.60	8.52	1.56
1952	6892720.24	307889.38	588	1.50	8.37	2.14
1961	6893307.92	308066.42	647	1.10	8.14	2.83
1923	6893265.79	308261.54	622	0.30	7.60	1.04
1921	6893260.81	308515.88	638	0.40	7.38	2.43
1913	6893501.66	308143.50	687	0.60	6.73	7.16
252	6892373.78	307952.33	581	0.35	6.48	1.32
1821	6896660.00	309450.00	671	1.10	5.86	4.09
1813	6896586.00	310019.00	584	1.30	5.71	2.88
3037	6895254.00	308254.00	901	0.30	5.26	8.76
2951	6894414.00	308406.00	741	0.55	4.89	2.08
1972	6895140.00	308797.00	778	1.20	4.75	1.68
1975	6895151.55	308790.60	757	1.40	4.47	5.90
2007	6897060.00	309956.00	563	1.50	4.07	3.78
1905	6893092.03	308001.35	660	0.80	3.13	3.98

Mateo Property

The Mateo Property is a copper-gold-silver project consisting of mining 7 claims totalling 500 hectares located approximately 10 km east of Vallenar.

The property has undergone limited modern exploration including surface and underground RC drilling and artisanal mining on three separate mine sites, the Irene, Margarita and Santa Theresa mines.

In 2011, Red Metal carried out an in-depth geological mapping and sampling program on the property. A total of 138 reconnaissance samples were collected. The highest assay values returned from reconnaissance samples were 21 g/t Au and 10.3% Cu, with more common values ranging between 1-3 g/t Au and 1-3% Cu. Detailed mapping identified nine significant mineralized zones where further work is recommended.

The technical content of this news release has been reviewed and approved by Caitlin Jeffs, P. Geo., President of the Company, and a qualified person as defined by National Instrument 43-101.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera. Red Metal is quoted on the OTC Pink Sheets under the symbol RMES. For more information, visit www.redmetalresources.com.

About Power Americas Mineral Corp.

Power America’s acquisition strategy focuses on acquiring affordable, cost effective and highly regarded mineral properties in areas with proven geological potential. These areas include historical and currently producing mines with existing infrastructure. This strategy includes acquiring 100% interests in mineral properties, with no payment terms or work program commitments that would threaten a junior mining company’s financial stability. The Company believes it can create maximum shareholder value efficiently and cost effectively implementing this acquisition strategy.

The Company believes that the demand profile for Cobalt, Lithium, Copper, and other essential power related materials will be fundamentally led by the growing adaptation of electric vehicles, renewable energy and increased production of super alloys. With a focus on identifying and developing ethically sourced materials within the Americas, the Company intends to address the growing demand for energy metals that are being driven by innovation and the introduction of new technologies.

Power Americas Minerals Corp. is a Canadian-based junior mining exploration company focused on the procurement, exploration and development of cobalt, lithium, copper and other energy metals in North and South America. The Company’s shares are listed and posted for trading on the TSX Venture Exchange under the symbol "PAM" and on the Frankfurt Exchange under the symbol “VV0”.

This transaction is subject to standard closing conditions including a 60-day due diligence period, the parties completing a definitive agreement and the receipt of TSX Venture Exchange (“TSXV”) approval.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website.

Contact:

Red Metal Resources Ltd.

Caitlin Jeffs, P.Geo, CEO

807.345.7384

www.redmetalresources.com